Exhibit 3(I)

CERTIFICATE OF VOTING POWERS,

DESIGNATIONS, PREFERENCES AND

RELATIVE, PARTICIPATING, OPTIONAL

OR OTHER RIGHTS, AND THE

QUALIFICATIONS, LIMITATIONS OR

RESTRICTIONS THEREOF, OF THE

SERIES H REDEEMABLE PREFERRED STOCK

OF

ALLIN CORPORATION

Allin Corporation, a corporation organized and existing by virtue of the laws of the State of Delaware (the “Corporation”), does hereby certify that the following resolutions were duly adopted by the Board of Directors of the Corporation by Unanimous Written Consent dated July 13, 2005.

RESOLVED THAT, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the Board of Directors hereby creates, from the shares of Preferred Stock, $.01 par value per share (the “Preferred Stock”) of the Corporation authorized to be issued pursuant to the Certificate of Incorporation, a series of the Preferred Stock designated Series H Redeemable Preferred Stock, and hereby fixes the voting powers, designations, preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of the shares of such Series as follows:

1. Designation. Two Hundred Fifty (250) shares of the Preferred Stock are hereby designated Series H Redeemable Preferred Stock with a par value of $.01 per share (the “Series H Preferred Stock”).

2. Rank. The Series H Preferred Stock shall rank senior to the Common Stock, par value $.01 per share, of the Corporation (the “Common Stock”) and all other currently designated series of Preferred Stock of the Corporation.

3. Dividends.

(a) The holders of shares of Series H Preferred Stock shall be entitled to receive, when and as declared out of funds legally available for the payment of dividends by the Board of Directors, cash dividends on each share of the Series H Preferred Stock (referred to as a “Share”) at a rate per annum of 12% of the Liquidation Value (as hereafter defined) thereof, from and including the date of issuance of such Share to and including the date on which the Redemption Price of such Share is paid.

Such dividends will be payable quarterly in arrears on each October 31, January 31, April 30 and July 31 (hereinafter referred to as “Dividend Payment Dates”) to the extent declared by the Board of Directors. To the extent that dividends are not paid on a particular Dividend Payment Date, all such dividends will accrue and compound on a quarterly basis and will be paid on or before the Redemption Date.

(b) So long as any shares of the Series H Preferred Stock are outstanding, the Corporation will not declare or pay or set apart for payment any dividends (other than a dividend in Common Stock or in any other class of stock ranking junior to the Series H Preferred Stock as to dividends and upon liquidation) or make any other distribution on any class of Preferred Stock of the Corporation ranking junior to the Series H Preferred Stock either as to dividends or upon liquidation (collectively, “Junior Preferred Securities”), unless all dividends on the Series H Preferred Stock for the Dividend Payment Date immediately prior to or concurrent with the payment with respect to any such dividend, setting apart for payment of such dividend or distribution as to such Junior Preferred Securities shall have been paid, or declared and a sum sufficient for the payment thereof set aside by the Corporation separate and apart from its other funds.

So long as any shares of the Series H Preferred Stock are outstanding, the Corporation will not declare or pay or set apart for payment any dividends (other than a dividend in Common Stock or in any other class of stock ranking junior to the Series H Preferred Stock as to dividends and upon liquidation) or make any other distribution on the Common Stock of the Corporation, unless the Corporation has obtained the prior consent of the holders of at least a majority of the number of shares of Series H Preferred Stock at the time outstanding and eligible to vote, given in person or by proxy, either in writing or at a meeting called for the purpose at which the holders of Series H Preferred Stock shall vote as a class, for such dividend, setting apart for payment of such dividend or distribution on the Common Stock.

4. Liquidation.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital, surplus or earnings) or proceeds therefrom shall be made to or set apart for the holders of shares of any class of stock of the Corporation ranking junior to the Series H Preferred Stock either as to dividends or upon liquidation (collectively, “Junior Securities”), the holders of shares of Series H Preferred Stock shall be entitled to receive payment of $10,000 per share (the “Liquidation Value”) held by them, plus an amount equal to all dividends accrued and compounded and unpaid on such shares to the date of such payment.

(b) If upon any liquidation, dissolution or winding up of the Corporation, the Corporation’s assets to be distributed among the holders of the Series H Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed will be distributed ratably among such holders based upon the aggregate Liquidation Value of the Series H Preferred Stock held by each such holder. The Corporation will mail written notice of such liquidation, dissolution or winding up, not less than sixty (60) days prior to the payment date stated therein, to each record holder of Series H Preferred Stock. Neither the consolidation nor merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph.

5. Redemption.

(a) Optional Redemption. At any time, the Corporation shall have the right to redeem all or part of the outstanding Shares of Series H Preferred Stock, by giving written notice thereof to the affected stockholder or stockholders (the “Redemption Notice”). The Redemption Notice shall specify (i) the redemption date which shall be not less than ten (10) days from the date of the Redemption Notice and (ii) the number of shares to be redeemed. If fewer than all of the outstanding Shares of Series H Preferred Stock are to be redeemed, such Shares shall be redeemed on a pro rata basis among the holders of record of outstanding Shares of Series H Preferred Stock.

(b) Redemption Price. The redemption price for Shares of Series H Preferred Stock shall be Ten Thousand Dollars ($10,000) per Share, plus an amount equal to all accrued and compounded and unpaid dividends to the date of redemption (the “Redemption Price”).

(c) Redemption Procedure. Unless default is made in the payment of the Redemption Price, all rights of the holders of Shares of Series H Preferred Stock as stockholders of the Corporation by reason of the ownership of the respective Shares of Series H Preferred Stock shall cease at the close of business on the Redemption Date (“Redemption Date”), except the right to receive payment in full of the Redemption Price of such Shares of Series H Preferred Stock on presentation and surrender of the certificate or certificates for such Shares of Series H Preferred Stock, and after the Redemption Date such Shares of Series H Preferred Stock shall not be deemed to be outstanding. In case less than all the Shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed Shares of Series H Preferred Stock without cost to the holder thereof.

At its option, the Corporation may, on or prior to the Redemption Date, deposit an amount equal to the aggregate Redemption Price of the Shares of the Series H Preferred Stock to be redeemed with a bank or trust company (the “Depositary”), having its principal office in the City of Pittsburgh, Commonwealth of Pennsylvania, and designated by the Board of Directors, to be held in trust by the Depositary, for the sole benefit of the holders of the Series H Preferred Stock, for payment to the holders of such Shares of Series H Preferred Stock then to be redeemed. If such deposit is made and the funds so deposited are made immediately available to the holders of the Shares of the Series H Preferred Stock to be redeemed, the Corporation shall thereupon be released and discharged (subject to the provisions of the next paragraph of this Section) from its obligation to make payment of the Redemption Price of the Shares of Series H Preferred Stock to be redeemed, and the holders of such Shares shall look only to the Depositary for such payment.

Any funds deposited with the Depositary as aforesaid with respect to payment of the Redemption Price of Shares of the Series H Preferred Stock remaining unclaimed at the end of five (5) years from and after the Redemption Date in respect of which such funds were deposited, shall be returned to the Corporation forthwith; and thereafter the holders of Shares of the Series H Preferred Stock redeemed on such Redemption Date shall look only to the Corporation for the payment of the Redemption Price thereof. Any interest accrued on any funds deposited with the Depositary shall belong to the Corporation and shall be paid to it by the Depositary from time to time on demand.

On or after the Redemption Date, the holders of Shares of Series H Preferred Stock which have been redeemed shall surrender their certificates representing such Shares to the Corporation at its principal place of business or as otherwise notified, and thereupon the Redemption Price of such Shares of Series H Preferred Stock shall be paid to the order of the holder of record of the Shares of Series H Preferred Stock represented by such certificate or certificates and each surrendered certificate shall be cancelled, and such Shares of Series H Preferred Stock shall be retired and shall not be reissued.

(d) Redemption of Junior Securities. So long as any shares of the Series H Preferred Stock are outstanding, the Corporation will not redeem, purchase or otherwise acquire for value any Junior Preferred Securities and will not set apart money for any sinking or other analogous fund for the redemption or purchase of any shares of any Junior Preferred Securities (in any such case, a “Junior Preferred Payment”), unless all outstanding shares of the Series H Preferred Stock have been redeemed immediately prior to or concurrent with the redemption, purchase or acquisition of such Junior Preferred Securities or the setting apart of money for any such Junior Preferred Payment.

So long as any shares of the Series H Preferred Stock are outstanding, the Corporation will not redeem, purchase or otherwise acquire for value any shares of Common Stock and will not set apart money for any sinking or other analogous fund for the redemption or purchase of any shares of Common Stock (in any such case, a “Common Stock Payment”), unless the Corporation has obtained the prior consent of the holders of at least a majority of the number of shares of Series H Preferred Stock at the time outstanding and eligible to vote, given in person or by proxy, either in writing or at a meeting called for the purpose at which the holders of Series H Preferred Stock shall vote as a class, for such redemptions, purchase or acquisition of such shares of Common Stock or such setting apart of money for such Common Stock Payment.

6. Voting. Except as otherwise provided by the Delaware General Corporation Law and in this Section, the holders of Series H Preferred Stock shall have no voting rights whatsoever. Without the consent of the holders of at least a majority of the number of shares of Series H Preferred Stock at the time outstanding and eligible to vote, given in person or by proxy, either in writing or at a meeting called for the purpose at which the holders of Series H Preferred Stock shall vote as a class, neither the Certificate of Incorporation nor the Certificate of Designation relating to the Series H Preferred Stock shall be changed, nor shall the Board of Directors take any action, so as to affect adversely the rights and preferences of the Series H Preferred Stock as set forth herein.

7. Waiver. Any of the rights or preferences of the holders of the Series H Preferred Stock set forth herein may be waived by the affirmative vote of the holders of a majority of the shares of the Series H Preferred Stock.

ATTEST:	ALLIN CORPORATION

/s/ Dean C. Praskach	By:	/s/ Richard W. Talarico
	Name Printed:	Richard W. Talarico
	Title:	Chairman and Chief Executive Officer

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